Exhibit 99.1

INSTRUCTIONS AS TO USE OF

ITERUM THERAPEUTIC PLC

SUBSCRIPTION RIGHTS CERTIFICATES

Please consult Georgeson LLC (the “Information Agent”), the information agent for the Rights Offering, or your bank or broker as to any questions

The following instructions relate to a subscription rights offering (the “Rights Offering”) by Iterum Therapeutics plc, an Irish public limited company (the “Company”), to the holders of record of its (i) ordinary shares, nominal value $0.01 per share (the “Ordinary Shares”), and (ii) warrants that have contractual rights to participate in the proposed Rights Offering, which have not been waived (each, an “Eligible Warrant” and collectively, the “Eligible Warrants”, and the holders of such Eligible Warrants, the “Eligible Warrant Holders”), as described in the Company’s Prospectus, dated July  , 2024 (the “Prospectus”). Holders of record of Ordinary Shares and Eligible Warrants as of 5:00 p.m. Eastern Time, on July 16, 2024 (the “Record Date”) will receive, at no charge, one non-transferable subscription right for every Ordinary Share owned (or in the case of the holders of the Eligible Warrants for every Ordinary Share that the holder had the right to acquire on the Record Date pursuant to the exercise of their Eligible Warrants), in connection with a distribution in the Rights Offering of non-transferable subscription rights to subscribe for and purchase units (the “Units”) to be issued by the Company.

Pursuant to the Rights Offering, the Company is issuing an aggregate of 17,007,601 non-transferable subscription rights to purchase up to an aggregate of 8,503,800 Units on the terms and subject to the conditions described in the Prospectus. Each whole unit (each, a “Unit”) will consist of (a) one Ordinary Share, (b) a warrant to purchase 0.50 Ordinary Shares, at an exercise price of $1.21 per whole Ordinary Share from the date of issuance through its expiration one year from the date of issuance (the “1-Year Warrants”), and (c) a warrant to purchase one Ordinary Share, at an exercise price of $1.21 per whole Ordinary Share from the date of issuance through its expiration five years from the date of issuance (the “5-Year Warrants” and, together with the 1-Year Warrants, the “Warrants”).

Each subscription right will entitle its holder to purchase 0.50 Units, at a subscription price of $0.605 per 0.50 Unit (the “Subscription Price”), consisting of (a) 0.50 Ordinary Shares, (b) a 1-Year Warrant to purchase 0.25 Ordinary Shares, and (c) a 5-Year Warrant to purchase 0.50 Ordinary Shares, which we refer to as the “Basic Subscription Right.”

Holders who fully exercise their Basic Subscription Rights will be entitled to exercise an over-subscription privilege to subscribe for and purchase, at the Subscription Price, additional Units that remain unsubscribed as a result of unexercised Basic Subscription Rights (the “Over-Subscription Privilege” and together with the Basic Subscription Rights, the “Rights”), subject to proration and share ownership limitations. The Rights, Units and Warrants are more fully described in the Prospectus.

The Rights may be exercised at any time during the subscription period, which commences on July 22, 2024, and ends at 5:00 p.m., Eastern Time, on August 6, 2024 (the “Expiration Date”), unless extended by the Company (the “Subscription Period”). The Rights will expire and will have no value unless exercised prior to the Expiration Date. Rights holders are required to submit payment in full (without any deductions for wire transfer fees, bank charges or similar fees) for all the Units subscribed for through the Basic Subscription Rights and Over-Subscription Privilege.

If sufficient Units are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for Units exceed the remaining Units available, the Company will allocate the available Units to Rights holders exercising their Over-Subscription Privilege pro rata among the Rights holders exercising the Over-Subscription Privilege in proportion to the number of Ordinary Shares and Eligible Warrants each of those Rights holders owned on the Record Date, relative to the number of Ordinary Shares and/or Eligible Warrants owned on the Record Date by all Rights holders exercising the Over-Subscription Privilege. If this pro rata allocation results in the Rights holder receiving a greater number of Units than subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such holder will be allocated only that number of Units for which the Rights holder oversubscribed, and the remaining Units will be allocated among all other Rights holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Units have been allocated. Computershare Trust Company, N.A., the Subscription Agent for the Rights Offering, will determine the over-subscription allocation based on the formula described above.

No fractional subscription rights are being distributed and no fractional Units will be issued upon the exercise of any subscription rights in this Rights Offering. Shareholders and/or Eligible Warrant holders must exercise subscription rights for at least one whole Unit to participate in the Rights Offering. Further, Warrants received by a shareholder and/or Eligible Warrant holder may only be exercised to purchase whole numbers of Ordinary Shares and may not be exercised in respect of any fractional Ordinary Shares. As a result, shareholders holding less than two Ordinary Shares and/or Eligible Warrant holders with Eligible Warrants exercisable for less than two Ordinary Shares may not be able to participate in the Rights Offering and shareholders holding less than four Ordinary Shares and/or Eligible Warrant holders with Eligible Warrants exercisable for less than four Ordinary Shares may not be able to acquire any exercisable 1-Year Warrants in the Rights Offering. Any payment of the aggregate Subscription Price for Units not validly purchased will be returned, without interest or penalty, as soon as practicable following the expiration of the Subscription Period.

The Rights will be evidenced by non-transferable subscription rights certificates (“Rights Certificates”). The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights, including the exercise of your Basic Subscription Right and Over-Subscription Privilege, if any, by completing the appropriate section on the back of your Rights Certificate and returning the Rights Certificate with your payment to the Subscription Agent (i) in the envelope provided or (ii) by wire transfer to the account information set forth on the Rights Certificate for the benefit of “Computershare Trust Company, N.A. (acting as Subscription Agent for Iterum Therapeutics plc),” or, if you hold your Ordinary Shares and/or Eligible Warrants in the name of a broker, dealer, bank or other nominee, by instructing your broker, custodian bank or other nominee to do so on your behalf.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Rights Certificate and any other required document (including, but not limited to, a completed Form W-8 or W-9), with full payment of the aggregate Subscription Price (without any deductions for wire transfer fees, bank charges or similar fees), including final clearance of any checks or wires, before 5:00 p.m., Eastern Time, on the Expiration Date for your Rights to be considered validly exercised. Once you have exercised your Rights, you may not cancel, revoke or otherwise amend the exercise of your Rights. Any Rights that are not exercised prior to the Expiration Date will be void, of no value and will cease to be exercisable for Units, and you will have no further rights under them.

YOUR RIGHTS CERTIFICATE(S) AND FULL SUBSCRIPTION PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL AMOUNT OF UNITS SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS OR WIRES, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE FOR YOUR RIGHTS TO BE CONSIDERED VALIDLY EXERCISED. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF YOU SUBSEQUENTLY LEARN INFORMATION ABOUT US THAT YOU CONSIDER TO BE UNFAVORABLE. YOU SHOULD NOT EXERCISE YOUR SUBSCRIPTION RIGHTS UNLESS YOU ARE CERTAIN THAT YOU WISH TO PURCHASE THE ORDINARY SHARES AND WARRANTS UNDERLYING THE UNITS OFFERED PURSUANT TO THE RIGHTS OFFERING AT THE SUBSCRIPTION PRICE. RIGHTS NOT VALIDLY EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE. IN CASE YOU HOLD RIGHTS THROUGH A BROKER, CUSTODIAN BANK OR OTHER NOMINEE, YOU SHOULD VERIFY THE DEADLINE FOR DELIVERING YOUR INSTRUCTION WITH YOUR BROKER, CUSTODIAN BANK OR OTHER NOMINEE.

1. Method of Subscription — Exercise of Rights.

Your Rights are evidenced by a non-transferable Rights Certificate, which will be a physical certificate issued through the facilities of the Subscription Agent. The Rights Certificates will be delivered to record holders; if your Ordinary Shares and/or Eligible Warrants are registered in the name of a broker, dealer, custodian bank or other nominee (the “nominee”) who uses the services of The Depository Trust Company (“DTC”), you will not receive a Rights Certificate. Instead, DTC will issue the Rights to such nominee on your behalf. Any Rights exercised through DTC are referred to as “DTC Exercised Rights.”

The Rights may be exercised by registered holders of Rights by completing and signing the Rights Certificate and delivering the completed and duly executed Rights Certificate, together with the full subscription payment for all the Units you wish to buy with your Basic Subscription Rights and Over-Subscription Privilege, to the Subscription Agent at the address set forth below. Completed Rights Certificates, related payments, including final clearance of any uncertified checks and wires (without any deductions for wire transfer fees, bank charges or similar fees), and any other materials required pursuant to the instruction letter that accompanies the Rights Certificate (including, but not limited to, a completed Form W-8 or W-9) must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date for your Rights to be considered validly exercised.

If you hold your Ordinary Shares and/or Eligible Warrants in the name of a broker, dealer, bank or other nominee who uses the services of DTC you will not receive a Rights Certificate. Instead, the DTC will issue the Rights to such nominee on your behalf. If you wish to exercise your Rights, you should instruct your nominee to exercise your Rights on your behalf by delivering all documents and payment on your behalf prior to 5:00 p.m., Eastern Time, on the Expiration Date. This means that you should give such instructions to your nominee sufficiently in advance of the Expiration Date and prior to any deadlines established by your nominee to enable them to exercise your Rights on your behalf before the Expiration Date. The Company will ask your nominee to notify you of the Rights Offering. You should complete and return to your nominee the appropriate subscription documentation you receive from such nominee. Your Rights will not be considered exercised unless the Subscription Agent receives from your nominee or equivalent instructions from DTC all of the required documents and your full subscription payment (without any deductions for wire transfer fees, bank charges or similar fees) prior to 5:00 p.m., Eastern Time, on the Expiration Date.

Nominees who hold Ordinary Shares and/or Eligible Warrants for the account of others should notify the respective beneficial owners as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should exercise the Rights on behalf of the beneficial owner. Nominees must exercise the Rights on behalf of the beneficial owner through the customary procedures of DTC using DTC’s Automated Subscription Offer Program (commonly referred to as “ASOP”) and deliver payment (without any deductions for wire transfer fees, bank charges or similar fees) prior to 5:00 p.m., Eastern Time, on the Expiration Date. Whether you are a record holder or hold through a nominee, the Company will not be obligated to honor your exercise of Rights if the Subscription Agent receives the documents, including payment, relating to your exercise from you or from your nominee, as applicable, after the Expiration Date, regardless of when you transmitted the documents.

We and the Subscription Agent reserve the right to reject any or all subscriptions not properly or actually received at the applicable address listed below, prior to 5:00 p.m., Eastern Time, on the Expiration Date.

The Rights Certificate and payment must be delivered to the Subscription Agent by one or more of the following methods:

If delivering by registered first class mail:	If delivering by express mail, courier or other expedited service:

Computershare Trust Company, N.A. Corporate Actions Voluntary Offer; COY: ITRM P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Corporate Actions Voluntary Offer; COY: ITRM 150 Royall Street, Suite V Canton, MA 02021

DELIVERY TO AN ADDRESS OTHER THAN THAT PROVIDED ABOVE DOES NOT CONSTITUTE VALID DELIVERY AND. ACCORDINGLY. MAY BE REJECTED BY THE COMPANY. PLEASE DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO THE COMPANY.

If you do not indicate the number of Rights being exercised, or do not send sufficient funds to purchase the number of Units requested, then the funds will be applied to the exercise of Rights only to the extent of the payment actually received by the Subscription Agent.

2. Payment Method.

Your payment must be made in U.S. dollars for the full number of Units you wish to acquire under the Rights by one of the following methods:

i. personal check payable to “Computershare Trust Company, N.A. (acting as Subscription Agent for Iterum Therapeutics plc)” drawn upon a U.S. bank; or

ii. wire transfer to the account information set forth on the Rights Certificate for the benefit of “ Computershare Trust Company, N.A. (acting as Subscription Agent for Iterum Therapeutics plc)”. Should you wish to send your payment via wire, please contact the Information Agent for the specific wire instructions and format that must be used to ensure a successful wire transmission and that your subscription payment is applied to your account. Nominees may exercise the DTC Exercised Rights through DTC’s PSOP Function using the “agents subscription over PTS” procedures and instruct DTC to charge the applicable DTC account for payment and to deliver such amount to the Subscription Agent.

If you send a personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which may require five or more business days. Payment received after the Expiration Date of the Rights Offering, including any uncertified checks which have not cleared by the Expiration Date, may not be honored, and, in such event, the Subscription Agent will return your payment to you, without interest, as soon as practicable.

3. Issuance of Ordinary Shares and Warrants.

As soon as practicable after the closing of Rights Offering (a) the Ordinary Shares that are purchased as part of the Units in the Rights Offering will be issued in book-entry form meaning that you will receive a restricted book-entry statement from our transfer agent reflecting ownership of the Ordinary Shares if you are a holder of record of our Ordinary Shares and (b) Warrants that are purchased as part of the Units in the Rights Offering will be issued only in book-entry form (i.e., no physical Warrants will be issued) meaning that you will receive a statement of ownership from Computershare Trust Company, N.A., who is serving as our Warrant Agent.

If you hold your Ordinary Shares or Eligible Warrants in the name of a custodian bank, broker, dealer, or other nominee, (i) the Depository Trust Company (“DTC”) will allocate the Ordinary Shares to the bank, broker, dealer or nominee for them to credit your account with the securities you purchased in the Rights Offering and (ii) the Warrants will be issued to you in book-entry form (i.e., no physical Warrants will be issued), meaning that you will receive a statement of ownership from our Warrant Agent reflecting ownership of the Warrants.

4. No Sale or Transfer of Rights.

The Rights granted to you are non-transferable and therefore, you may not sell, transfer or assign your Rights to anyone.

5. Commissions, Fees and Expenses

If you wish to exercise your Rights, the only cost to you will be the payment of the Subscription Price for purchase of the Units. We will pay all fees charged by the Subscription Agent and Information Agent. The Company is not charging any fees or commissions in connection with the issuance of the Rights to you or the exercise of your Rights. If you hold your Ordinary Shares and/or Eligible Warrants through a nominee, you may be required to pay your nominee certain service or administration fees in connection with the exercise of your Rights. Please check with your nominee in such regard. The Company is not responsible for covering or reimbursing any such fees.

6. Execution of the Rights Certificate.

(a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing on behalf of the registered holder and, unless waived by us in our sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, we dispense with proof of authority.

(c) Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special delivery instructions.

7. Method of Delivery.

The method of delivery of Rights Certificates and payment of the subscription payments to the Subscription Agent will be at the election and risk of the participating Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to 5:00 p.m., Eastern Time, on the Expiration Date. If you are a beneficial owner, you must act promptly to ensure that your nominee acts for you and that all required certificates or equivalent instructions from DTC and payments are actually received by the Subscription Agent prior to the Expiration Date of the Rights Offering. The Company is not responsible if your nominee fails to ensure that all required certificates or equivalent instructions from DTC and payments are actually received by the Subscription Agent prior to the Expiration Date of the Rights Offering.

8. No Revocation.

All exercises of Rights are irrevocable even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights.

9. Special Notice to Nominees Relating to the exercise of Rights through DTC.

The exercise of Rights that are held of record through DTC must be effected using DTC’s ASOP system. Nominees will need to obtain a VOI number by submitting voluntary offering instructions (“VOI”) to DTC at the beneficial holder level. Once a VOI number has been obtained, the Nominees will need to log on to www.computersharecas.com/iterum and input the contact information for each beneficial holder, the nominee’s VOI number and the registration name and address for each beneficial holder. BENEFICIAL HOLDERS WHOSE NOMINEES DO NOT COMPLETE THIS STEP WILL NOT RECEIVE THEIR WARRANTS AS THE WARRANTS ARE NOT BEING ISSUED THROUGH DTC ALLOCATION.

10. Determinations Regarding the Exercise of Your Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted. The Company further reserves the right to treat as invalid, and will not be bound to allot or issue any Units in respect of, any exercise or purported exercise of a subscription right in any circumstances in which such offer, solicitation or exercise may be unlawful, including under the sanctions laws and regulations of the European Union and/or the United States of America. You must resolve any irregularities in connection with your subscriptions before 5:00 p.m., Eastern Time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Rights Certificate and any offer required documents and payment in full of the aggregate Subscription Price for all of the Units for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON LLC, THE INFORMATION AGENT, TOLL-FREE AT (866) 920-4401 (TOLL FREE IN THE U.S. AND CANADA) OR (781) 896-6947 (FOR CALLS OUTSIDE THE U.S. AND CANADA).